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news                                                            UNIT CORPORATION
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           1000 Kensington Tower, 7130 South Lewis Avenue, Tulsa, Oklahoma 74136
                                        Telephone 918 493-7700, Fax 918 493-7714



                         Contact:     John G. Nikkel
                                      President and Chief Executive Officer
                                      (918) 493-7700



For Immediate Release.
March 21, 2002


           UNIT CORPORATION TO ACQUIRE TWENTY ADDITIONAL DRILLING RIGS

     Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) announced today that it has reached an agreement with a privately-held company to acquire twenty drilling rigs and related equipment for 7.5 million shares of Unit Corporation common stock. Of the rigs, all of which are operational, 16 are currently under contract. The rigs range in horsepower from 650 to 2,000 with 15 having a horsepower rating of 1,000 or more. Twelve of the rigs are SCR electric. Depth capacities range from 12,000 to 25,000 feet. This acquisition is subject to finalization of terms of a definitive agreement as well as certain other conditions customary in this type of transaction. On closing of this transaction, Unit's rig fleet will consist of 75 drilling rigs.

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     Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and natural gas exploration, production and contract drilling. Unit's Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit our website at http://www.unitcorp.com.
     This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including the closing of the transaction described in this release, anticipated financial results of the company, future rig utilization and dayrates, anticipated oil and natural gas prices, development, operational, implementation and opportunity risks, and other factors described from time to time in the company's publicly available SEC reports, which could cause actual results to differ materially from those expected.